Exhibit 99

October 28, 2016

Contact:	Clifford H. Chen
	Manager, Investor Relations &	Telephone: (808) 543-7300
	Strategic Planning	E-mail: ir@hei.com
AMERICAN SAVINGS BANK REPORTS THIRD QUARTER 2016 EARNINGS

Net Income of $15.1 Million
American Continues to Deliver Solid Results

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today reported net income of $15.1 million for the third quarter of 2016 compared to $13.3 million in the second (or linked) quarter of 2016 and $13.5 million in the third quarter of 2015.
“American delivered strong deposit growth, good net interest margins and bottom line earnings improvement during the quarter,” said Rich Wacker, president and chief executive officer of American. “Average loans outstanding were flat to the prior quarter as we sold more of our new residential loan production and lowered our exposure to national credits as our Hawaii commercial real estate fundings grew. Our provision for loan loss reserves remained above our initial expectations, driven by faster growth in our commercial real estate and consumer portfolios as well as reserves for specific commercial credits.”
Third quarter 2016 net income was $1.8 million higher than the linked quarter primarily driven by $2 million (after-tax) higher revenues due to higher noninterest income and net interest income, partially offset by higher provision for loan losses.
Compared to the third quarter of 2015, net income improved by $1.7 million primarily driven by $2 million (after-tax) higher net interest income due to growth in the commercial real estate and consumer loan portfolios. Higher net interest income was partially offset by higher provision for loan losses.
Net interest income (pretax) was $51.9 million in the third quarter of 2016 compared to $51.0 million in the linked quarter of 2016 and $47.8 million in the prior year quarter. The increase compared to the linked and prior year quarter was primarily attributable to growth and higher yields in the commercial real estate and

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Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for American.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 28, 2016

consumer loan portfolios. Net interest margin was 3.57% compared to 3.58% in the linked quarter and 3.53% in the third quarter of 2015.
Provision for loan losses (pretax) was $5.7 million in the third quarter of 2016 compared to $4.8 million in the linked quarter of 2016 and $3.0 million in the third quarter of 2015. The increase in provision compared to the linked and prior year quarter was largely due to reserves for specific commercial credits. The net charge-off ratio was 0.20% compared to 0.15% in the linked quarter and 0.10% in the prior year quarter.
Noninterest income (pretax) was $18.5 million in the third quarter of 2016, compared to $16.6 million in the linked quarter and $18.5 million in the third quarter of 2015. The $1.9 million higher noninterest income compared to the linked quarter was primarily due to a $1.0 million gain on sale of real estate and $0.8 million higher mortgage banking income in the third quarter of 2016.
Noninterest expense (pretax) was $41.9 million in the third quarter of 2016, compared to $42.6 million in the linked quarter and $42.4 million in the third quarter of 2015. The lower noninterest expense in the third quarter of 2016 compared to the linked quarter was mainly due to $1.2 million of nonrecurring cost related to the replacement and upgrade of the electronic banking platform that was launched last quarter.
Total loans were $4.7 billion at September 30, 2016, essentially flat to the linked quarter and increased $118 million year-to-date 2016. Year-to-date annualized loan growth was 3.4%, on track for American’s target of mid-single digit loan growth for the full year.
Total deposits were $5.4 billion at September 30, 2016, an increase of $149 million and $355 million in the third quarter and year-to-date 2016, respectively. Year-to-date annualized deposit growth of 9.4% was primarily driven by the $190 million (5.6% year-to-date annualized) increase in low-cost core deposits. Average cost of funds remained low at 0.24% for the third quarter of 2016, 1 basis point higher than the linked quarter and 2 basis points higher than the prior year quarter.
American’s return on average equity was 10.4% for the third quarter of 2016, compared to 9.2% in the linked quarter and 9.7% in the third quarter of 2015. Return on average assets was 0.97% for the third quarter of 2016, compared to 0.86% in the linked quarter and 0.92% in the same quarter last year. American’s solid results enabled it to pay dividends of $9.0 million to HEI in the quarter while maintaining healthy capital levels - leverage ratio of 8.6% and total capital ratio of 13.3% at September 30, 2016.

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 28, 2016

HEI EARNINGS RELEASE, HEI WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND 2016 EPS GUIDANCE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its third quarter 2016 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the third quarter of 2016.
HEI plans to announce its third quarter and year-to-date 2016 consolidated financial results on Friday, November 4, 2016 and will conduct a webcast and conference call to discuss its consolidated earnings, including American’s earnings, and 2016 EPS guidance on Friday, November 4, 2016, at 11:00 a.m. Hawaii time (5:00 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (888) 317-6016. International parties may listen to the conference by calling (412) 317-6016 or by accessing the webcast on HEI’s website at www.hei.com under the heading “Investor Relations.”  HEI and Hawaiian Electric Company intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section. Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, Hawaiian Electric Company’s and American’s press releases, HEI’s and Hawaiian Electric Company’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric Company’s SEC filings.
An online replay of the webcast will be available at the same website beginning about two hours after the event. Replays of the conference call will also be available approximately two hours after the event through November 18, 2016, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10094997.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any

Hawaiian Electric Industries, Inc. • American Savings Bank, F.S.B.
October 28, 2016

statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2015, HEI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric Company, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Nine months ended September 30
(in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	2016	2015
Interest and dividend income
Interest and fees on loans	$50,444	$49,690	$46,413	$148,571	$137,646
Interest and dividends on investment securities	4,759	4,443	4,213	14,219	10,570
Total interest and dividend income	55,203	54,133	50,626	162,790	148,216
Interest expense
Interest on deposit liabilities	1,871	1,691	1,355	5,154	3,881
Interest on other borrowings	1,464	1,467	1,515	4,416	4,468
Total interest expense	3,335	3,158	2,870	9,570	8,349
Net interest income	51,868	50,975	47,756	153,220	139,867
Provision for loan losses	5,747	4,753	2,997	15,266	5,436
Net interest income after provision for loan losses	46,121	46,222	44,759	137,954	134,431
Noninterest income
Fees from other financial services	5,599	5,701	5,639	16,799	16,544
Fee income on deposit liabilities	5,627	5,262	5,883	16,045	16,622
Fee income on other financial products	2,151	2,207	2,096	6,563	6,088
Bank-owned life insurance	1,616	1,006	1,021	3,620	3,062
Mortgage banking income	2,347	1,554	1,437	5,096	5,327
Gains on sale of investment securities, net	—	598	—	598	—
Other income, net	1,165	288	2,389	1,786	3,363
Total noninterest income	18,505	16,616	18,465	50,507	51,006
Noninterest expense
Compensation and employee benefits	22,844	21,919	22,728	67,197	66,813
Occupancy	3,991	4,115	4,128	12,244	12,250
Data processing	3,150	3,277	3,032	9,599	9,101
Services	2,427	2,755	2,556	8,093	7,730
Equipment	1,759	1,771	1,608	5,193	4,999
Office supplies, printing and postage	1,483	1,583	1,511	4,431	4,297
Marketing	747	899	934	2,507	2,619
FDIC insurance	907	913	809	2,704	2,393
Other expense	4,591	5,382	5,116	13,948	14,076
Total noninterest expense	41,899	42,614	42,422	125,916	124,278
Income before income taxes	22,727	20,224	20,802	62,545	61,159
Income taxes	7,623	6,939	7,351	21,483	21,382
Net income	$15,104	$13,285	$13,451	$41,062	$39,777
Comprehensive income	$13,176	$16,051	$17,678	$49,537	$44,540
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.97	0.86	0.92	0.89	0.92
Return on average equity	10.36	9.22	9.73	9.50	9.69
Return on average tangible common equity	12.06	10.75	11.43	11.07	11.40
Net interest margin	3.57	3.58	3.53	3.59	3.52
Efficiency ratio	59.54	63.05	64.06	61.81	65.11
Net charge-offs to average loans outstanding	0.20	0.15	0.10	0.19	0.08
As of period end
Nonperforming assets to loans outstanding and real estate owned	1.12	1.02	1.00
Allowance for loan losses to loans outstanding	1.24	1.16	1.06
Tangible common equity to tangible assets	8.03	8.15	8.23
Tier-1 leverage ratio	8.6	8.7	8.8
Total capital ratio	13.3	13.2	13.4
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$9.0	$9.0	$7.5
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

(in thousands)	September 30, 2016		December 31, 2015

Assets
Cash and due from banks		$109,591		$127,201
Interest-bearing deposits		103,989		93,680
Available-for-sale investment securities, at fair value		996,984		820,648
Stock in Federal Home Loan Bank, at cost		11,218		10,678
Loans receivable held for investment		4,734,638		4,615,819
Allowance for loan losses		(58,737)		(50,038)
Net loans		4,675,901		4,565,781
Loans held for sale, at lower of cost or fair value		26,743		4,631
Other		330,054		309,946
Goodwill		82,190		82,190
Total assets		$6,336,670		$6,014,755
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,570,613		$1,520,374
Deposit liabilities–interest-bearing		3,810,108		3,504,880
Other borrowings		265,388		328,582
Other		106,396		101,029
Total liabilities		5,752,505		5,454,865
Common stock		1		1
Additional paid in capital		342,234		340,496
Retained earnings		250,726		236,664
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains (losses) on securities	$5,965		$(1,872)
Retirement benefit plans	(14,761)	(8,796)	(15,399)	(17,271)
Total shareholder’s equity		584,165		559,890
Total liabilities and shareholder’s equity		$6,336,670		$6,014,755

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

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